Exhibit 99.2

Fifth Street Finance Corp. Finalizes a Waiver to Reduce Base Management Fee
to 1% on Future Equity Raises

GREENWICH, CT, July 14, 2015 – Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”) today announced that it has finalized a waiver with its investment adviser, a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM) (“FSAM”), in which FSC’s investment adviser has agreed to waive a portion of its base management fee for increases in capital relating to issuances of new equity. Under the waiver, the fee related to new equity will be 1%. The initial term of the waiver is effective until January 1, 2017, at which point it is the intention of FSAM to renew the waiver annually.

Assuming new shares are issued, the blended fee, which will be between 1% and 2%, will be applied in the same manner as currently applied under FSC’s investment advisory agreement. All shareholders will be treated equally in the benefit of the fee reduction, regardless of when they invested.

“We are pleased to announce that we have finalized a waiver with our investment adviser that reduces management fees related to future growth,” stated Todd G. Owens, Chief Executive Officer, adding, “We believe that by reducing fees on any new share issuances, this both creates additional operating leverage and allows our shareholders to benefit from economies of scale as FSC continues to grow.”

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $6 billion in assets under management as of March 31, 2015 across multiple public and private vehicles. With a track record of over 17 years, Fifth Street’s platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion's Award for “Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for “Senior Lender Firm of the Year,” “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSC’s website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com